Exhibit 99.1

Virtu Financial Completes Term Loan Repricing and Prepayment

NEW YORK, NY, January 8, 2017 — Virtu Financial, Inc. (NASDAQ: VIRT) (the “Company”), a leading technology-enabled market maker and liquidity provider to the global financial markets, today announced the completion of a repricing transaction of its 1st Lien Senior Secured Term Loan along with a principal prepayment of $276 from the proceeds of its previously announced sale of BondPoint to Intercontinental Exchange (NASDAQ: ICE).

Following the prepayment and the amendment, the total balance of the Company’s senior secured term loan will be reduced to $624 million, which reflects cumulative total prepayments of $526 million since the Company’s acquisition of KCG Holdings, Inc. on July 20, 2017.  The repriced term loan will bear interest at LIBOR + 325 bps, reflecting a reduction of 50 bps compared to its prior rate.

“The sale of BondPoint and the term loan prepayment and repricing are consistent with our previously stated objectives of reducing leverage and focusing on our core businesses,” said Virtu CEO Douglas A. Cifu.  “These transactions improve our capital structure following the KCG merger while enhancing our operational flexibility.”

About Virtu

Virtu is a leading financial firm that leverages cutting edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to our clients. As a market maker, Virtu provides deep liquidity that helps to create more efficient markets around the world. Our market structure expertise, broad diversification, and execution technology enables us to provide competitive bids and offers in over 19,000 securities, at over 235 venues, in 36 countries worldwide.

Cautionary Note Regarding Forward-Looking Statements

The foregoing information and certain oral statements made from time to time by representatives of the Company contain certain forward-looking statements that reflect the company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

CONTACT

Investor Relations
Andrew Smith
Virtu Financial, Inc.
(212) 418-0195
investor_relations@virtu.com

Media Relations
media@virtu.com